UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2005
Discover Card Master Trust I
(Exact name of registrant as specified in charter)

Delaware	0-23108	51-0020270
(State of	(Commission	(IRS Employer
Organization)	File Number)	Identification No.)

c/o Discover Bank
12 Read’s Way
New Castle, Delaware	19720
(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (302) 323-7434
Former name or former address, if changed since last report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
     Series 2005-A. On November 29, 2005, the Series 2005-A Class A Certificates (the “Class A Certificates”) of Discover Card Master Trust I were sold to two purchasers in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, pursuant to a Certificate Purchase Agreement, dated as of November 29, 2005, between Discover Bank as Master Servicer, Servicer and Seller and the purchasers named therein, and the Series Supplement, dated as of November 29, 2005 (the “Series Supplement”), for Series 2005-A between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association as Trustee. The aggregate principal amount of the Class A Certificates issued on November 29, 2005 was $1,400,000,000. The Class A Certificates were sold at par value, with no applicable underwriting discounts or commissions.
     The initial investor interest in the Class A Certificates was $750,000,000 (the “Initial Investor Interest”), with a subsequent increase, also occurring on November 29, 2005, in investor interest of $650,000,000 (the “Increased Interest”). The Initial Investor Interest has a term of three years, and the Increased Interest has a term of six months. The interest to be paid on the certificates will be a floating rate which shall generally be related to the pass-through costs of the purchaser’s commercial paper program, plus a margin, but may be based on Euribor or the prime rate in limited circumstances. The series consists of a single class (rated at A2 and A+ by Moody’s Investors Service Inc. and Fitch, Inc., respectively), and the expected maturity date of the Initial Investor Interest is November 17, 2008. The principal payments shall be liquidating, and the series termination date shall be May 17, 2011, unless extended in accordance with the Series Supplement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Discover Card Master Trust I (Registrant)
	By:	Discover Bank
(Originator of the Trust)

Date: November 29, 2005		By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Accounting Officer and Treasurer